Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Third Quarter 2017 Results

E-Commerce and Value Channels See Growth Amidst Challenging Retail Environment

FAIRPORT HARBOR, Ohio – October 27, 2017—OurPet’s Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported fully diluted EPS of $0.02, matching the third quarter of 2016.

Third Quarter 2017 Summary

•	Realized revenue of $6.9 million, a decrease of 4.9% from the third quarter of 2016;
•	Reported net income of 432,907, down 12.6% from the third quarter of 2016;
•	Grew E-Commerce sales to $894,000, up 61% from the third quarter of 2016;
•	Increased Value channel sales to $327,000, up 65% from the third quarter of 2016;
•	Designer Diner® raised feeder sales were up 600+%, primarily through E-Commerce;
•	Electronic and Interactive toy sales were up 25% when compared to prior year;
•	Increased net sales for the first nine months year to date by 4%, and;
•	Expanded overseas footprint with initial product shipments to a major Chinese Distributor

Dr. Steven Tsengas, Chairman and CEO commented, “The modest declines in revenue and net income in the third quarter fell below our expectations due to some revenues that shifted into the fourth quarter and a faster customer migration to E-Commerce than originally anticipated. However, we continue to drive for 10-12% top line revenue growth which is approximately three times the industry average of 3-4%, and we are cautiously optimistic about the fourth quarter which historically has comprised about 28-30% of our annual sales due to the holiday lift. The strength of our E-Commerce, technology and international opportunities continue to increase in importance to our business. We continue to adapt our business to the evolving retail environment and position our Company for long-term growth.” Tsengas continued, “The year-over-year decline in the third quarter was primarily driven by traditional Pet Specialty brick and mortar stores as they continue to contend with an eroding customer base that is migrating to E-Commerce and Value channels. In addition, in the third quarter of 2016 we had a $600,000 initial stocking order for toys and accessories from a major Pet Specialty retailer, that did not repeat this quarter. Our sales to the Pet Specialty channel were down $779,000 or 23% for the third quarter compared to the same period a year ago. The Food, Drug and Mass retail channel also experienced similar consumer shifts as sales declined about $265,000 or 9% from the same quarter a year ago.”

“In the third quarter we encountered several one-time timing events such as the set-up of our new European Distributor that delayed $300,000 of expected August shipments into the fourth quarter. We also received a large $900,000 bulk order from a major E-Commerce customer for shipment in the fourth quarter. This bulk order resulted in their third quarter shipments being reduced. Another $200,000 of orders shifted from the third quarter and will be recognized in the fourth quarter due to transportation issues from Hurricanes Harvey and Irma’s demand on the trucking industry for emergency assistance.”

Dr. Tsengas continued, “The Pet Specialty and the Food, Drug, and Mass channels are seeing an increasing preference for a user friendly, self-help internet experience that offers a tremendous array of products, on demand and at competitive costs. We are quickly adapting to the dynamics of the marketplace and are making rapid changes to handle the controllable factors such as competition and technology. We continue to invest in the E-Commerce channel and Value markets which cater to the consumer’s demand for convenience and price. By quickly adapting and changing our model, we managed to offset a good portion of the above revenue decreases and delays in the declining market segments. We grew our E-Commerce and Value channels by over 60% each. We continue to see positive momentum in the International category, with sales growth of 8% compared to the year-ago period, and will continue to invest in this growth opportunity.

“While this third quarter’s sales were down from the prior year’s quarter, it should be noted that for the first nine months of 2017, the Company has achieved an approximately 4% increase in net sales, driven by increases in E-Commerce and Value channels to offset declines in Pet Specialty and Food, Drug and Mass.

“With respect to products, the Bowls and Feeders category showed a 19% increase in sales in the third quarter compared to the same period a year ago. This was led by a 38% increase in Raised Feeders, fueled by the Designer Diner®’s E-Commerce sales, which was up 600+%. We also saw a 13% increase in Stainless Steel bowl sales, driven by augmented sales to our largest Food, Drug and Mass retail customer. Offsetting these growth areas was a 17% decrease in Toys and Accessories sales when compared to the same period last year, primarily driven by reduced orders from the Pet Specialty channel. A bright spot in the Toys and Accessories category was the 25% increase in Electronic and Interactive toy sales. We also Introduced, innovative products such as Chompy Chewers™, Wobble Doggle™, Scratch-n-Sniff Cat Scratchers with catnip microencapsulation, and proprietary Stain & Odor Eliminator products at the SuperZoo trade show in July.

“SG&A expenses for the nine months ended September 30 have risen to about 24.8% of sales from 23.4% for the same period a year ago. Most of this year to date increase is due to augmented selling expenses in the customer incentive and promotions categories.

Dr. Tsengas concluded, “As we noted in our second quarter 2017 earnings release, the retail landscape is rapidly changing and to stay successful, we must adapt and change with it. We believe we have the right strategy, products, and team for the fourth quarter and beyond.”

2017 Third Quarter Results

Net revenue decreased 4.9% to $6,905,160 for the third quarter of 2017 compared to revenues of $7,259,904 for the prior-year period. The approximate $355,000 decrease was due to weaker sales in the Pet Specialty and Food, Drug and Mass retail channels (-23% and -9% declines respectively), which were partially offset by strong growth in E-Commerce and the Value channels (+61% and +65% respectively). In terms of product categories, Toys and Accessory sales were down about 17% while Bowls/Feeder sales were up about 19%.

Gross profit decreased 10.4% to $2,189,279 for the third quarter 2017 compared to $2,443,470 for the prior-year period. Gross profit margin decreased to 31.7% from 33.7% in the prior-year period due to product mix and freight costs.

Net income decreased 12.66% to $432,907 in the third quarter of 2017 compared to $495,669 for the prior-year period. Net income per diluted share was $0.02 compared to $0.02 in the prior-year period, based on weighted average shares of 20,001,903 for the current quarter, and a weighted average of 20,090,366 shares for the prior-year period.

Adjusted EBITDA decreased 24.5% to $727,657 for the third quarter of 2017 compared to $964,263 for the prior-year period. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

2017 First Nine Months Results

Net revenue increased 4.0% to $19,625,770 for the first nine months of 2017 compared to revenues of $18,872,791 for the prior-year period. The approximate $753,000 increase was due to strong sales in the E-Commerce channel, which had 68% growth compared to the prior-year period and from raised feeders and toys and accessories as well as 39% growth in the Value channel. These increases offset decreases in Pet Specialty and the Food, Drug and Mass retail channels of 8% and 6% respectively.

Gross profit increased 6.2% to $6,207,865 for the first nine months of 2017 compared to $5,847,171 for the prior-year period. Gross profit margin increased to 31.6% from 31.0% in the prior-year period.

Net income increased 15.9% to $1,062,902 in the first nine months of 2017 compared to $916,882 for the prior-year period. Net income per diluted share was $0.05 for both the current and prior-year period, based on weighted average shares of 19,009,304 for the first nine months of 2017, and a weighted average of 19,489,855 shares for the prior-year period.

Adjusted EBITDA decreased 10.4% to $1,794,991 the first nine months of 2017 compared to $2,004,678 for the prior-year period. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company
Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017 2016		2017 2016

Net revenue	$6,905,160	$7,259,904	$19,625,770	$18,872,791
Cost of goods sold	4,715,881	4,816,434	13,417,905	13,025,620
Gross profit on sales	2,189,279	2,443,470	6,207,865	5,847,171

Selling, general and administrative expenses	1,623,231	1,649,506	4,864,745	4,410,236

Income from operations	566,048	793,964	1,343,120	1,436,935

Other income	(4,849)	(24,125)	9,395	(58,593)
Interest expense	30,003	23,450	74,762	84,206
Income before taxes	540,894	794,639	1,258,963	1,411,322

Income Tax expense	107,987	298,970	196,061	494,440
Net Income	$432,907	$495,669	$1,062,902	$916,882

Basic Net Income Per Common Share
After Dividend Requirements For Preferred Stock	$0.02	$0.03	$0.06	$0.05

Fully Diluted Net Income Per Common Share
After Dividend Requirements For Preferred Stock	$0.02	$0.02	$0.05	$0.05

Weighted average number of common shares outstanding used to calculate basic earnings per share	19,526,135	17,709,088	18,543,256	17,665,812

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	20,001,903	20,090,366	19,009,304	19,489,855

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
ASSETS
Cash and equivalents	$698,183	$127,979
Investments	512,655	-
Receivables, net	4,649,666	4,641,798
Inventories, net	8,616,509	7,010,536
Prepaid expenses	1,090,125	885,391
Total current assets	15,567,138	12,665,704

LONG TERM ASSETS
Property and equipment, net	2,041,125	2,000,906
Amortizable Intangible Assets, net	421,070	404,273
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	25,900	98,524
Total long term assets	3,032,934	3,048,542

Total assets	$18,600,072	$15,714,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	239,976	228,941
Accounts payable	979,870	784,900
Accrued expenses	665,672	713,532
Total current liabilities	1,885,518	1,727,373

LONG TERM LIABILITIES
Long-term debt - less current portion above	556,159	645,203
Revolving line of credit	3,675,166	2,083,966
Deferred income taxes	346,750	362,753
Total long term liabilities	4,578,075	3,091,922

Total liabilities	6,463,593	4,819,295

Stockholders' Equity	12,136,479	10,894,951

Total liabilities and stockholders' equity	$18,600,072	$15,714,246

EBITDA	Q3'17	Q3'16	1st nine months 2017	1st nine months 2016	Q3'17 Variance $	Q3'17 Variance %	1st nine months '17 Variance $	1st nine months '17 Variance %

Net Income	$432,907	$495,669	$1,062,902	$916,882	$(62,762)	-12.66%	$146,020	15.93%
Interest	30,003	23,450	74,762	84,206	$6,553	27.94%	$(9,444)	-11.22%
Tax Expense	107,987	298,970	196,061	494,440	$(190,983)	-63.88%	$(298,379)	-60.35%
Depreciation	135,339	126,135	398,064	451,411	$9,204	7.30%	$(53,347)	-11.82%
Amortization	15,421	14,039	45,202	39,739	$1,382	9.84%	$5,463	13.75%
Total EBITDA	$721,657	$958,263	$1,776,991	$1,986,678	$(236,606)	-24.69%	$(209,687)	-10.55%

Stock Options expense	$6,000	$6,000	$18,000	$18,000	$-	0.00%	$-	0.00%
Warrants expense	$-	$-	$-	$-	$-	0.00%	$-	0.00%
Total Adjusted EBITDA	$727,657	$964,263	$1,794,991	$2,004,678	$(236,606)	-24.54%	$(209,687)	-10.46%

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.